EXHIBIT 99.2
PART II
Note: The information contained in this exhibit has been updated for the retrospective adoption of two new accounting standards issued by the Financial Accounting Standards Board. We adopted Accounting Standards Update (ASU) No. 2015-03, “Interest —Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” and as a result, our debt issuance costs are now presented as a direct deduction from the carrying amount of the debt liability and not as deferred charges presented as assets on the Consolidated Balance Sheets. We also retrospectively adopted certain aspects of ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” relating to the presentation of employee share-based payment-related items in the statement of cash flows by requiring (i) that excess income tax benefits and deficiencies be classified in cash flows from operating activities (such amounts were previously included in cash flows from financing activities) and (ii) that cash paid to taxing authorities arising from the withholding of shares from employees be classified in cash flows from financing activities (such amounts were previously included in cash flows from operating activities). This exhibit has not been updated for any other changes since the filing of the 2015 Form 10-K. For additional developments since the filing of the 2015 Form 10-K, refer to our periodic reports filed with the U.S. Securities and Exchange Commission through the date of this Current Report on Form 8-K, including our Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following management’s discussion and analysis (MD&A) is intended to assist the reader in understanding Amgen’s business. MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and accompanying notes. Our results of operations discussed in MD&A are presented in conformity with accounting principles generally accepted in the United States (GAAP). Amgen operates in one business segment: human therapeutics. Therefore, our results of operations are discussed on a consolidated basis.
Forward-looking statements
This report and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and they involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in Item 1A. Risk Factors in the 2015 Form 10-K. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding product sales, regulatory activities, clinical trial results, reimbursement, expenses, earnings per share (EPS), liquidity and capital resources, trends and planned dividends, stock repurchases and restructuring plans. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

Overview
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

Our principal products include ENBREL, Neulasta®, Aranesp®, EPOGEN®, Sensipar®/Mimpara®, XGEVA®, Prolia® and NEUPOGEN®. For additional information about our products, see Part I, Item 1. Business—Marketing, Distribution and Selected Marketed Products in the 2015 Form 10-K.
In 2015, we advanced our strategy, by delivering strong financial performance across the business, advancing our innovative pipeline and branded biosimilar programs, developing improved biologic drug delivery systems, transforming our business to a more focused operating model and returning capital to shareholders.

•
Financial performance was strong, as total revenues and product sales increased 8% driven by strong performance across the portfolio except EPOGEN® and NEUPOGEN® which both decreased by 9%. Net income and diluted EPS increased by 35%, driven by higher total revenue and lower operating expenses. Cash flows from operating activities grew 9% to $9.7 billion, driven by higher operating income, enabling us to grow the business and invest for the future.

•
Our progress can also be seen in six innovative new launches - four in oncology and two in cardiovascular disease. For example, we continued to expand indications for our products, including for Kyprolis® , which is now the only approved therapy for relapsed or refractory multiple myeloma with proven efficacy as a single agent, doublet or triplet combination, that is offered in a variety of doses to meet individual patient needs.

•
Our pipeline continues to advance with the recent regulatory submissions for Parsabiv™, positive phase 3 data for romosozumab (in collaboration with UCB), phase 2 data for AMG 334 (in collaboration with Novartis) and phase 2b data for omecamtiv mecarbil (in collaboration with Cytokinetics). In 2015, we also continued to advance our biosimilar program, including the filing for global regulatory approval for ABP 501, biosimilar adalimumab (HUMIRA®) and phase 3 data for ABP 215, biosimilar bevacizumab (Avastin®).

•
We continue to innovate with patient- and provider-friendly delivery systems to differentiate our products. The Neulasta® Onpro™ kit was approved by the FDA at the end of 2014 and now represents approximately one fourth of our U.S. Neulasta® business. We also submitted applications to regulators, including the FDA and EMA, for a single-dosing option for the monthly administration of Repatha®.

•
In 2015, we continued to execute the transformation and process improvement efforts announced in 2014. As part of these efforts, we committed to a more focused operating model. Our transformation and process improvement efforts across the Company have enabled us to reallocate resources to fund many of our innovative pipeline and growth opportunities to deliver value to patients and shareholders.

•
Finally, we continued returning capital to shareholders in 2015 through the payment of dividends and stock repurchases. We paid dividends of $0.79 per share of common stock in each of the four quarters of 2015, representing a 30% increase over the quarterly dividend paid in each of the four quarters of 2014. In December 2015, we declared a dividend of $1.00 per share of common stock for the first quarter of 2016, payable in March 2016, representing a 27% increase over the quarterly dividends paid in 2015. We also repurchased 12 million shares of our common stock throughout 2015 at an aggregate cost of $1.9 billion. As of December 31, 2015, $4.9 billion remained available under the Board of Directors-approved stock repurchase program.

We believe that we are uniquely positioned for the opportunities arising in biology and to deliver our strategy focusing on the areas of oncology/hematology, cardiovascular disease, inflammation, bone health, nephrology and neuroscience. We have near- and long-term opportunities ahead, including: (i) successfully executing on new product launches, (ii) advancing our robust pipeline with new innovative biologics and new delivery systems, (iii) the development, approval and launch of our biosimilars and (iv) advancing the next-generation manufacturing of high quality biologics. We expect our legacy products to continue to generate significant cash flows. In addition, we continue to focus on collaborating with innovators and value-creating business development activities to expand our approach to deliver significant impact for patients and advance programs where there remains high unmet medical need. Finally, we continue to expand into new geographic growth markets, enabling us to be present in over 100 countries.
Our business will continue to face various challenges. Certain of our products will face increasing competitive pressure as a result of competitive product launches, including from biosimilars. 2016 is the first full year we are competing without patent protection on several of our principal products in the United States. For additional information, including information on the expiration of patents for various products, see Part I, Item 1. Business-Marketing, Distribution and Selected Marketed Products-Patents in the 2015 Form 10-K and see Part I, Item 1. Business—Marketing, Distribution and Selected Marketed Products—Competition in the 2015 Form 10-K.
Current global economic conditions also pose challenges to our business, including continued pressure to reduce healthcare expenditures. Efforts to reduce healthcare costs are being made by third-party payers including governments and private payers. In the United States, various actions have been taken aimed at reducing healthcare spending. The continuing prominence of U.S. budget deficits increases the risk that taxes, fees, rebates, or other federal measures that would further reduce our revenues or increase our expenses may be enacted. As a result of global economic conditions, as well as public and private health care provider focus, the industry continues to experience significant pricing pressures and other cost containment measures.
Our long-term success depends to a great extent on our ability to continue to discover, develop and commercialize innovative products and acquire or collaborate on therapies currently in development by other companies. The discovery and development of safe and effective new products, as well as the development of additional indications for existing products, are necessary for the continued strength of our business. We must develop new products over time in order to offset revenue losses when products lose their exclusivity or competing products are launched, as well as in order to provide for revenue and earnings growth. We devote considerable resources to R&D activities. However, successful product development in the biotechnology industry is highly uncertain. We are also confronted by increasing regulatory scrutiny of safety and efficacy both before and after products launch.
Finally, our product sales can be affected by wholesaler and end-user buying patterns. These effects can cause fluctuations in quarterly product sales and have generally not been significant when comparing full-year product performance to the prior year.
See Part I, Item 1. Business—Marketing, Distribution and Selected Marketed Products in the 2015 Form 10-K and Part I, Item 1A. Risk Factors in the 2015 Form 10-K for further discussion of certain of the factors that could impact our future product sales.
Selected financial information
The following is an overview of our results of operations (in millions, except percentages and per share data):

	Year ended December 31,		Year ended December 31,
	2015	Change	2014
Product sales:
U.S.	$16,523	12%	$14,732
Rest of world (ROW)	4,421	(4)%	4,595
Total product sales	20,944	8%	19,327
Other revenues	718	(2)%	736
Total revenues	$21,662	8%	$20,063
Operating expenses	$13,192	(5)%	$13,872
Operating income	$8,470	37%	$6,191
Net income	$6,939	35%	$5,158
Diluted EPS	$9.06	35%	$6.70
Diluted shares	766	(1)%	770
In the following discussion of changes in product sales, any reference to unit demand growth or decline refers to changes in the purchases of our products by healthcare providers, such as physicians or their clinics, dialysis centers, hospitals and pharmacies.
U.S. product sales for 2015 increased across the portfolio except for EPOGEN® and NEUPOGEN®, which declined 9% and 5%, respectively. The U.S. increase was driven primarily by increases in net selling prices. The decrease in ROW product sales for 2015 reflects unfavorable changes in foreign exchange rates and declines in net selling prices, offset partially by unit demand growth.
The decrease in operating expenses for 2015 was driven primarily by savings from transformation and process improvement efforts, higher restructuring charges in the prior year and favorable changes in foreign currency exchange rates, offset partially by increased support for launch products.
Although changes in foreign currency exchange rates result in increases or decreases in our reported international product sales, the benefit or detriment that such movements have on our international product sales is offset partially by corresponding increases or decreases in our international operating expenses and our related foreign currency hedging activities. Our hedging activities seek to offset the impacts, both positive and negative, that foreign currency exchange rate changes may have on our net income by hedging our net foreign currency exposure, primarily with respect to product sales denominated in euros. The net impact from changes in foreign currency exchange rates was not material in 2015, 2014 or 2013.

Results of Operations
Product sales
Worldwide product sales were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
ENBREL	$5,364	14%	$4,688	3%	$4,551
Neulasta®	4,715	3%	4,596	5%	4,392
Aranesp®	1,951	1%	1,930	1%	1,911
EPOGEN®	1,856	(9)%	2,031	4%	1,953
Sensipar®/Mimpara®	1,415	22%	1,158	6%	1,089
XGEVA®	1,405	15%	1,221	20%	1,019
Prolia®	1,312	27%	1,030	38%	744
NEUPOGEN®	1,049	(9)%	1,159	(17)%	1,398
Other products	1,877	24%	1,514	33%	1,135
Total product sales	$20,944	8%	$19,327	6%	$18,192
Total U.S.	$16,523	12%	$14,732	5%	$14,045
Total ROW	4,421	(4)%	4,595	11%	4,147
Total product sales	$20,944	8%	$19,327	6%	$18,192
Future sales of our products will depend, in part, on the factors discussed in the Overview, Part 1, Item 1. Business—Marketing, Distribution in the 2015 Form 10-K and Selected Marketed Products—Competition, Part 1, Item 1A. Risk Factors in the 2015 Form 10-K and any additional factors discussed in the individual product sections below. In addition, for a list of our products’ significant competitors, see Part 1, Item 1. Business—Marketing, Distribution and Selected Marketed Products—Competition in the 2015 Form 10-K.
ENBREL
Total ENBREL sales by geographic region were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
ENBREL — U.S.	$5,099	16%	$4,404	3%	$4,256
ENBREL — Canada	265	(7)%	284	(4)%	295
Total ENBREL	$5,364	14%	$4,688	3%	$4,551
The increase in ENBREL sales for 2015 was driven primarily by an increase in net selling price offset partially by the impact of competition.
The increase in ENBREL sales for 2014 was driven primarily by an increase in net selling price offset partially by unfavorable changes in wholesaler and, based on prescription data, end-user inventories.
Neulasta®
Total Neulasta® sales by geographic region were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
Neulasta® — U.S.	$3,891	7%	$3,649	4%	$3,499
Neulasta® — ROW	824	(13)%	947	6%	893
Total Neulasta®	$4,715	3%	$4,596	5%	$4,392

The increase in global Neulasta® sales for 2015 was driven primarily by an increase in net selling price in the United States, offset partially by unfavorable changes in foreign currency exchange rates. As of the end of December 2015, the Neulasta® Onpro™ kit represents approximately one fourth of our U.S. Neulasta® business.
In December 2014, the FDA granted approval of the Neulasta® Onpro™ kit which enables the healthcare provider to initiate administration of Neulasta® on the same day as chemotherapy—with delivery of the patient’s full dose of Neulasta® the day following chemotherapy administration, consistent with the Neulasta® prescribing information.
The increase in global Neulasta® sales for 2014 was driven primarily by an increase in net selling price in the United States.
Our final material U.S. patent for pegfilgrastim (Neulasta®) expired in October 2015. On December 17, 2014, Apotex, Inc. (Apotex) announced that the FDA accepted for filing its application, under the abbreviated pathway, for pegfilgrastim, a biosimilar version of Neulasta®. Therefore, we expect to face competition in the United States, which over time may have a material adverse impact on Neulasta® sales. For discussion of ongoing litigation between us and Apotex, see Part IV—Note 18, Contingencies and commitments, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K.
Future Neulasta® sales will also depend, in part, on the development of new protocols, tests and/or treatments for cancer and/or new chemotherapy treatments or alternatives to chemotherapy that may have reduced and may continue to reduce the use of chemotherapy in some patients.
Aranesp®
Total Aranesp® sales by geographic region were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
Aranesp® — U.S.	$900	13%	$794	6%	$747
Aranesp® — ROW	1,051	(7)%	1,136	(2)%	1,164
Total Aranesp®	$1,951	1%	$1,930	1%	$1,911
The increase in global Aranesp® sales for 2015 was driven by unit demand growth, including a shift from EPOGEN® in the United States, offset partially by unfavorable changes in foreign currency exchange rates and a decrease in net selling price.
The increase in U.S. Aranesp® sales for 2014 was driven by an increase in net selling price and, to a lesser extent, unit demand growth. The decrease in ROW Aranesp® sales for 2014 reflects a decrease in net selling price offset partially by unit demand growth in international markets.
Supplementary protection certificates issued by certain countries relating to our European patent for darbepoetin alfa (Aranesp®) expire in June 2016. See Part 1, Item 1. Business—Marketing, Distribution and Selected Marketed Products—Patents in the 2015 Form 10-K.
EPOGEN®
Total EPOGEN® sales were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
EPOGEN® — U.S.	$1,856	(9)%	$2,031	4%	$1,953
The decrease in EPOGEN® sales for 2015 was driven by a decline in unit demand resulting from competition and a shift in dialysis sales to Aranesp®, offset partially by an increase in net selling price. The decline in EPOGEN® sales accelerated in the second half of 2015 to 37% in the fourth quarter 2015 as compared to the fourth quarter in 2014.
The increase in EPOGEN® sales for 2014 was driven by an increase in net selling price offset partially by a decline in unit demand.
Our final material U.S. patent for EPOGEN® expired in May 2015. We face competition in the United States, which over time may have a material adverse impact on EPOGEN® sales. Currently, in the United States, EPOGEN® and Aranesp® compete with MIRCERA®, which Roche began selling in October 2014 and, as of May 2015, licensed commercialization rights in the United States to Galenica. Simultaneously, Galenica entered into an agreement to supply MIRCERA® to Fresenius, which provides treatment to a significant portion of U.S. dialysis patients. On December 16, 2014, Hospira, Inc. (Hospira), a subsidiary of Pfizer, submitted a BLA to the FDA for Retacrit™, a proposed biosimilar to EPOGEN®. For discussion of ongoing litigation between us and Hospira, see Part IV—Note 18, Contingencies and commitments, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K.
Sensipar®/Mimpara®
Total Sensipar®/Mimpara® sales by geographic region were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
Sensipar® — U.S.	$1,069	34%	$796	5%	$757
Sensipar®/Mimpara® — ROW	346	(4)%	362	9%	332
Total Sensipar®/Mimpara®	$1,415	22%	$1,158	6%	$1,089
The increase in global Sensipar®/Mimpara® sales for 2015 was driven primarily by unit demand growth and an increase in net selling price in the United States. ROW Sensipar®/Mimpara® sales were negatively impacted by changes in foreign currency exchange rates.
The increase in global Sensipar®/Mimpara® sales for 2014 was driven primarily by unit demand growth and an increase in net selling price in the United States, offset partially by unfavorable changes in U.S. wholesaler and, based on prescription data, end-user inventories.
XGEVA®
Total XGEVA® sales by geographic region were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
XGEVA® — U.S.	$1,006	17%	$857	12%	$764
XGEVA® — ROW	399	10%	364	43%	255
Total XGEVA®	$1,405	15%	$1,221	20%	$1,019
The increases in global XGEVA® sales for 2015 and 2014 were driven primarily by unit demand growth.
Prolia®
Total Prolia® sales by geographic region were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
Prolia® — U.S.	$837	34%	$625	35%	$462
Prolia® — ROW	475	17%	405	44%	282
Total Prolia®	$1,312	27%	$1,030	38%	$744
The increases in global Prolia® sales for 2015 and 2014 were driven primarily by unit demand growth.

NEUPOGEN®
Total NEUPOGEN® sales by geographic region were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
NEUPOGEN® — U.S.	$793	(5)%	$839	(28)%	$1,169
NEUPOGEN® — ROW	256	(20)%	320	40%	229
Total NEUPOGEN®	$1,049	(9)%	$1,159	(17)%	$1,398
The decrease in global NEUPOGEN® sales for 2015 was driven by a decline in unit demand due primarily to the impact of short-acting competition in the United States.
The decrease in global NEUPOGEN® sales for 2014 was driven by the $155-million order from the U.S. government in 2013. Excluding the special order, U.S. and global sales declined 17% and 7%, respectively, which reflected declines in unit demand in the United States, offset partially by the increased sales as a result of acquiring rights to filgrastim in certain international areas effective January 1, 2014.
There is competition in the United States, which we expect will have a material adverse impact on future sales of NEUPOGEN®. On September 3, 2015, Sandoz announced that they launched Zarxio™, a biosimilar version of NEUPOGEN®, in the United States. On February 17, 2015, Apotex announced that the FDA accepted for filing its application, under the abbreviated pathway, for its biosimilar version of NEUPOGEN®. For discussion of ongoing litigation, see Part IV—Note 18, Contingencies and commitments, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K.
See Part 1, Item 1. Business—Marketing, Distribution and Selected Marketed Products—Competition in the 2015 Form 10-K and Part IV—Note 18, Contingencies and commitments, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K.
Future NEUPOGEN® sales will also depend, in part, on the development of new protocols, tests and/or treatments for cancer and/or new chemotherapy treatments or alternatives to chemotherapy that may have reduced and may continue to reduce the use of chemotherapy in some patients.
Other products
Other product sales by geographic region were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
Vectibix® — U.S.	$204	21%	$168	33%	$126
Vectibix® — ROW	345	2%	337	28%	263
Nplate® — U.S.	317	22%	260	8%	241
Nplate® — ROW	208	—%	209	12%	186
Kyprolis® — U.S.	467	53%	306	*	71
Kyprolis® — ROW	45	80%	25	*	2
Other — U.S.	84	*	3	N/A	—
Other — ROW	207	—%	206	(16)%	246
Total other product sales	$1,877	24%	$1,514	33%	$1,135
Total U.S. — other products	$1,072	45%	$737	68%	$438
Total ROW — other products	805	4%	777	11%	697
Total other product sales	$1,877	24%	$1,514	33%	$1,135
* Change in excess of 100%

Operating expenses
Operating expenses were as follows (dollar amounts in millions):

	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2015	Change	2014	Change	2013
Operating expenses:
Cost of sales	$4,227	(4)%	$4,422	32%	$3,346
% of product sales	20.2%		22.9%		18.4%
% of total revenues	19.5%		22.0%		17.9%
Research and development	$4,070	(5)%	$4,297	5%	$4,083
% of product sales	19.4%		22.2%		22.4%
% of total revenues	18.8%		21.4%		21.9%
Selling, general and administrative	$4,846	3%	$4,699	(9)%	$5,184
% of product sales	23.1%		24.3%		28.5%
% of total revenues	22.4%		23.4%		27.8%
Other	$49	(89)%	$454	*	$196
* Change in excess of 100%
Transformation and process improvement
During the second half of 2014, we announced process improvement and transformation initiatives that are enabling us to invest in continuing innovation, expand into new countries and launch new products, while improving our cost structure. This plan includes a restructuring, which is delivering cost savings and funding investments. The restructuring includes reducing our geographic footprint, as well as reducing our staff by 3,500 to 4,000, both of which allow us to reinvest and hire in our strategic areas of focus.
We estimate that this restructuring plan will result in pre-tax accounting charges in the range of $800 million to $900 million, which is less than originally expected due to better than anticipated results from the exit of two of our closed facilities. Restructuring costs to date of $672 million were incurred as of December 31, 2015. During the years ended December 31, 2015 and 2014, we incurred restructuring costs of $114 million and $558 million, respectively. We expect that we will incur most of the remaining estimated costs in 2016 and 2017 in order to support our ongoing transformation and process improvement efforts. Net savings were not significant in 2015 and 2014 due to the investments in new product launch preparations, later stage clinical programs and external business development.
Additional information required for our restructuring plan is incorporated herein by reference to Part IV—Note 2, Restructuring and other cost savings initiatives, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K.
Cost of sales
Cost of sales decreased to 19.5% of total revenues for 2015, driven primarily by lower royalties, higher net selling prices, manufacturing efficiencies and lower costs related to our restructuring plan. The year ended December 31, 2014, also had a $99-million charge related to the termination of the supply contract with Roche as a result of acquiring the licenses to filgrastim and pegfilgrastim effective January 1, 2014.
Cost of sales increased to 22.0% of total revenues for 2014, driven by acquisition-related expenses that included an increase of $642 million of non-cash amortization of intangible assets acquired in the Onyx acquisition. The year ended December 31, 2014, also included impairment and accelerated depreciation charges pursuant to our restructuring initiative of $104 million as well as the aforementioned $99-million charge related to the termination of the supply contract with Roche.
The excise tax imposed by Puerto Rico on the gross intercompany purchase price of goods and services from our manufacturer in Puerto Rico (Puerto Rico excise tax) is recorded as a cost of sales expense. Excluding the impact of the Puerto Rico excise tax, cost of sales would have been 17.8%, 20.1% and 16.0% of total revenues for 2015, 2014 and 2013, respectively. See Part IV—Note 5, Income taxes, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for further discussion of the Puerto Rico excise tax.

Research and development
The Company groups all of its R&D activities and related expenditures into three categories: (1) Discovery Research and Translational Sciences (DRTS), (2) later stage clinical programs and (3) marketed products. These categories include the Company’s R&D activities as set forth in the following table:

Category	Description
DRTS
R&D expenses incurred in activities substantially in support of early research through the completion of phase 1 clinical trials. These activities encompass our DRTS functions, including drug discovery, toxicology, pharmacokinetics and drug metabolism, and process development.

Later stage clinical programs
R&D expenses incurred in or related to phase 2 and phase 3 clinical programs intended to result in registration of a new product or a new indication for an existing product in the United States or the EU.

Marketed products
R&D expenses incurred in support of the Company’s marketed products that are authorized to be sold in the United States or the EU. Includes clinical trials designed to gather information on product safety (certain of which may be required by regulatory authorities) and their product characteristics after regulatory approval has been obtained, as well as the costs of obtaining regulatory approval of a product in a new market after approval in either the United States or the EU has been obtained.

R&D expense by category was as follows (in millions):

	Years ended December 31,
	2015	2014	2013
DRTS	$997	$1,212	$1,233
Later stage clinical programs	1,876	2,287	1,950
Marketed products	1,197	798	900
Total R&D expense	$4,070	$4,297	$4,083
The decrease in R&D expense for 2015 was driven by decreased costs associated with later stage clinical programs support of $411 million and DRTS of $215 million, offset partially by increased costs associated with marketed products support of $399 million. All categories of R&D spend benefited from savings from transformation and process improvement efforts under our restructuring plan, which were offset partially by increased launch related spend in marketed products, primarily Repatha®. Prior to approval, costs related to our launch products were largely categorized as later stage clinical programs. The 2015 DRTS expenses also included up-front milestone payments related to our collaborations with Xencor, Inc. and Novartis.
The increase in R&D expense for 2014 was driven primarily by increased costs of $326 million associated with Onyx across all categories of R&D spend, as well as increased costs associated with other later stage clinical program support. Overall, costs associated with later stage clinical programs support increased $337 million, offset partially by reduced expenses associated with marketed products support of $102 million and DRTS activities of $21 million. The 2014 DRTS expenses also included a $60 million upfront payment related to our cancer immunotherapy collaboration with Kite Pharma, Inc.
Selling, general and administrative
The increase in Selling, general and administrative (SG&A) expense for 2015 was driven primarily by new product launches offset partially by savings from transformation and process improvement efforts under our restructuring plan. 2014 also included an additional $129 million accrual for the BPD fee as the final regulations accelerated the expense recognition criteria for the fee obligation by one year.
The decrease in SG&A expense for 2014 was driven primarily by the expiration of the ENBREL profit share in October 2013, which reduced expenses by $818 million. That decline was offset partially by the addition of $183 million as a result of the Onyx acquisition, the aforementioned additional accrual for the BPD fee and increased commercial expenses of $109 million in preparation for new product launches.
Historically, under our ENBREL collaboration agreement, we paid Pfizer a percentage of annual gross profits on our ENBREL sales in the United States and Canada on a scale that increased with gross profits. The ENBREL co-promotion term expired on October 31, 2013, and we are required to pay Pfizer residual royalties on a declining percentage of net ENBREL sales in the United States and Canada. The royalty percentage was 12% through October 31, 2014, declining to 11% through October 31, 2015, and 10% through October 31, 2016. Effective November 1, 2016, there will be no further royalty payments.

Other
Other operating expenses for 2015 included $91 million of charges related to legal proceedings, certain charges related to our restructuring initiatives, primarily separation costs of $49 million, $31 million of write-offs of non-key assets acquired in a prior year business combination, and $111 million of gains from the sale of assets related to our site closures.
Other operating expenses for 2014 included certain charges related to our restructuring plan, primarily separation costs of $377 million. It also included a $46 million write-off of a non-key IPR&D program acquired in a prior year business combination.
Other operating expenses for 2013 included $113 million of adjustments to our estimated contingent consideration liability related to the BioVex Group, Inc. (BioVex) business combination, certain charges related to our other cost savings initiatives of $71 million, which included severance expenses, and $12 million of other charges related primarily to legal proceedings.
Non-operating expenses/income and provision for income taxes
Non-operating expenses/income and provision for income taxes were as follows (dollar amounts in millions):

	Years ended December 31,
	2015	2014	2013
Interest expense, net	$1,095	$1,071	$1,022
Interest and other income, net	$603	$465	$420
Provision for income taxes	$1,039	$427	$184
Effective tax rate	13.0%	7.6%	3.5%
Interest expense, net
The increase in interest expense, net in 2015 compared with 2014 was due primarily to a higher average amount of fixed rate debt outstanding, offset partially by the impacts of repayment of variable rate debt. The increase in interest expense, net in 2014 compared with 2013 was due primarily to a higher average balance of debt outstanding, offset partially by lower average borrowing rates.
Interest and other income, net
The increase in interest and other income, net for 2015 compared with 2014 was due primarily to higher interest income as a result of higher average cash and investment balances with a modestly higher portfolio yield, offset partially by net losses on sales of interest bearing securities in 2015. The increase in interest and other income, net for 2014 compared with 2013 was due primarily to interest earned as a result of a higher average balance of cash and investments offset partially by a reduction in income realized from the sale of investments in 2014.
Income taxes
The increase in our effective tax rate for 2015 compared with 2014 was due primarily to the unfavorable tax impact of changes in the jurisdictional mix of income and expenses and lower domestic restructuring costs in 2015.
The increase in our effective tax rate for 2014 compared with 2013 is due primarily to two significant events that occurred during 2013. First, the settlement of our examination with the Internal Revenue Service (IRS) for the years ended December 31, 2007, 2008 and 2009, in which we agreed to certain adjustments proposed by the IRS and remeasured our unrecognized tax benefits (UTBs) accordingly, resulting in a benefit of approximately $185 million. Second, because the American Taxpayer Relief Act of 2012 was not enacted until 2013, certain provisions of the Act benefiting the Company’s 2012 federal taxes, including the retroactive extension of the R&D tax credit for 2012, were not recognized in the Company’s 2012 financial results and instead are reflected in the Company’s 2013 financial results. Therefore, our effective tax rate for 2013 included an additional $70 million benefit for the full-year 2012 R&D tax credit. The increase was offset partially by the favorable tax impact of changes in the jurisdictional mix of income and expenses.
The effective tax rates for 2015, 2014 and 2013 would have been approximately 16.4%, 12.8% and 9.2%, respectively, without the impact of the tax credits associated with the Puerto Rico excise tax.
As permitted under U.S. GAAP, we do not provide for U.S. income taxes on undistributed earnings of our foreign operations that are intended to be invested indefinitely outside the United States.
See Summary of Critical Accounting Policies—Income taxes and Part IV—Note 5, Income taxes, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for further discussion.

Financial Condition, Liquidity and Capital Resources
Selected financial data was as follows (in millions):

	December 31,
	2015	2014
Cash, cash equivalents and marketable securities	$31,382	$27,026
Total assets	$71,449	$68,882
Current portion of long-term debt	$2,247	$498
Long-term debt	$29,182	$30,090
Stockholders’ equity	$28,083	$25,778
We intend to continue to return capital to stockholders through the payment of cash dividends and stock repurchases reflecting our confidence in the future cash flows of our business. The timing and amount of future dividends and stock repurchases will vary based on a number of factors, including future capital requirements for strategic transactions, the availability of financing on acceptable terms, debt service requirements, our credit rating, changes to applicable tax laws or corporate laws, changes to our business model and periodic determination by our Board of Directors that cash dividends and/or stock repurchases are in the best interests of stockholders and are in compliance with applicable laws and agreements of the Company. In addition, the timing and amount of stock repurchases may also be affected by the stock price and blackout periods in which we are restricted from repurchasing stock. The manner of stock repurchases may include private block purchases, tender offers and market transactions.
The Board of Directors declared quarterly cash dividends of $0.47 per share of common stock in 2013, increased our quarterly cash dividend by 30% to $0.61 per share of common stock in 2014 and increased our quarterly cash dividend by 30% to $0.79 per share of common stock in 2015. In December 2015, the Board of Directors declared a dividend of $1.00 per share of common stock for the first quarter of 2016, an increase of 27%, to be paid in March 2016.
We have also returned capital to stockholders through our stock repurchase program. During the first quarter of 2013, we spent $832 million to repurchase shares of our common stock. During the fourth quarter of 2014, we repurchased $153 million of common stock, of which $138 million was paid in cash by December 31, 2014. During 2015, we repurchased $1.9 billion of common stock. As of December 31, 2015, $4.9 billion remained available under the Board of Directors-approved stock repurchase program.
We believe that existing funds, cash generated from operations and existing sources of and access to financing are adequate to satisfy our needs for working capital; capital expenditure and debt service requirements; our plans to pay dividends and repurchase stock; and other business initiatives we plan to strategically pursue, including acquisitions and licensing activities. We anticipate that our liquidity needs can be met through a variety of sources, including cash provided by operating activities, sales of marketable securities, borrowings through commercial paper and/or our syndicated credit facilities and access to other domestic and foreign debt markets and equity markets. With respect to our U.S. operations, we believe that existing funds intended for use in the United States; cash generated from our U.S. operations, including intercompany payments and receipts; and existing sources of and access to financing (collectively referred to as “U.S. funds”) are adequate to continue to meet our U.S. obligations (including our plans to pay dividends and repurchase stock with U.S. funds) for the foreseeable future. See Part I, Item 1A. Risk Factors—Global in the 2015 Form 10-K economic conditions may negatively affect us and may magnify certain risks that affect our business.
A significant portion of our operating cash flows is dependent on the timing of payments from our customers located in the United States and, to a lesser extent, our customers outside the United States, which include government-owned or -supported healthcare providers (government healthcare providers). Payments from these government healthcare providers are dependent in part on the economic stability and creditworthiness of their applicable country. Historically, some payments from a number of European government healthcare providers have extended beyond the contractual terms of sale, and regional economic uncertainty continues. In particular, credit and economic conditions in Southern Europe, particularly in Spain, Italy, Greece and Portugal, continue to adversely impact the timing of collections of our trade receivables in this region. As of December 31, 2015 and 2014, accounts receivable in these four countries totaled $222 million and $223 million, respectively. Of these receivables, $127 million and $124 million were past due as of December 31, 2015 and 2014, respectively. Although economic conditions in this region may continue to affect the average length of time it takes to collect payments, to date we have not incurred any significant losses related to these receivables; and the timing of payments in these countries has not had nor is it currently expected to have a material adverse impact on our overall operating cash flows. However, if government funding for healthcare were to become unavailable in these countries or if significant adverse adjustments to past payment practices were to occur, we might not be able to collect the entire balance of these receivables. We will continue working closely with these customers, monitoring the economic situation and taking appropriate actions as necessary.

Cash, cash equivalents, and marketable securities
Of our cash, cash equivalents and marketable securities totaling approximately $31.4 billion as of December 31, 2015, approximately $29.0 billion was generated from operations in foreign tax jurisdictions and is intended to be invested indefinitely outside the United States. Under current tax laws, if these funds were repatriated for use in our U.S. operations, we would be required to pay additional income taxes at the tax rates then in effect.
The primary objective of our investment portfolio is to enhance overall returns in an efficient manner while maintaining safety of principal, prudent levels of liquidity and acceptable levels of risk. Our investment policy limits interest-bearing security investments to certain types of debt and money market instruments issued by institutions with primarily investment grade credit ratings and places restrictions on maturities and concentration by asset class and issuer.
Financing arrangements
The current and noncurrent portions of our long-term borrowings at December 31, 2015, were $2.2 billion and $29.2 billion, respectively. The current and noncurrent portions of our long-term borrowings at December 31, 2014, were $0.5 billion and $30.1 billion, respectively. As of December 31, 2015, Standard & Poor’s Financial Services LLC (S&P), Moody’s Investor Service, Inc. (Moody’s) and Fitch, Inc. (Fitch) assigned credit ratings to our outstanding senior notes of A with a stable outlook, Baa1 with a stable outlook and BBB with a stable outlook, respectively, which are considered investment grade. Unfavorable changes to these ratings may have an adverse impact on future financings and would affect the interest rate paid under our Term Loan Credit Facility.
During the years ended December 31, 2015, 2014 and 2013, we issued long-term debt with aggregate principal amounts of $3.5 billion, $4.5 billion, and $8.1 billion, respectively. During the years ended December 31, 2015, 2014 and 2013, we repaid debt of $2.4 billion, $5.6 billion, and $3.4 billion, respectively. For information regarding specific issuances and repayments of debt, see Part IV—Note 14, Financing arrangements, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K.
To achieve a desired mix of fixed and floating interest rate debt, we entered into interest rate swap contracts that effectively converted a fixed-rate interest coupon for certain of our debt issuances to a floating London Interbank Offered Rates (LIBOR)-based coupon over the life of the respective note. These interest rate swap contracts qualified and are designated as fair value hedges. As of December 31, 2015 and 2014, we had interest rate swap contracts with aggregate notional amounts of $6.65 billion. See Part IV—Note 14, Financing arrangements, and Note 17, Derivative instruments, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for further discussion of our interest rate swap contracts.
To hedge our exposure to foreign currency exchange rate risk associated with certain of our long-term notes denominated in foreign currencies, we entered into cross-currency swap contracts, which effectively convert the interest payments and principal repayment of the respective notes from euros/pounds sterling to U.S. dollars. These cross-currency swap contracts qualify and are designated as cash flow hedges. As of December 31, 2015 and 2014, we had cross-currency swap contracts with aggregate notional amounts of $2.7 billion. See Part IV—Note 17, Derivative instruments, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for further discussion of our cross-currency swap contracts.
As of December 31, 2015, we had a commercial paper program that allows us to issue up to $2.5 billion of unsecured commercial paper to fund our working capital needs. At December 31, 2015 and 2014, we had no amounts outstanding under our commercial paper program.
In July 2014, we entered into a $2.5 billion syndicated, unsecured, revolving credit agreement which is available for general corporate purposes or as a liquidity backstop to our commercial paper program. The commitments under the revolving credit agreement may be increased by up to $500 million with the agreement of the banks. Each bank which is a party to the agreement has an initial commitment term of five years. This term may be extended for up to two additional one-year periods with the agreement of the banks. Annual commitment fees for this agreement are 0.1% based on our current credit rating. Generally, we would be charged interest at LIBOR plus 0.9% for any amounts borrowed under this facility. As of December 31, 2015 and 2014, no amounts were outstanding under this facility.
In February 2014, we filed a shelf registration statement with the SEC which allows us to issue unspecified amounts of debt securities; common stock; preferred stock; warrants to purchase debt securities, common stock, preferred stock or depository shares; rights to purchase common stock or preferred stock; securities purchase contracts; securities purchase units; and depository shares. Under this shelf registration statement, all of the securities available for issuance may be offered from time to time with terms to be determined at the time of issuance. This shelf registration statement expires in February 2017.
In 1997, we established a $400 million medium-term note program under which medium-term debt securities may be offered from time to time with terms to be determined at the time of issuance. As of December 31, 2015 and 2014, no securities were outstanding under this medium-term note program.

Certain of our financing arrangements contain non-financial covenants. In addition, our revolving credit agreement and Term Loan Credit Facility each includes a financial covenant with respect to the level of our borrowings in relation to our equity, as defined. We were in compliance with all applicable covenants under these arrangements as of December 31, 2015.
See Part IV—Note 14, Financing arrangements, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for further discussion of our financing arrangements.
Cash flows
A summary of our cash flow activity was as follows (in millions):

	Years ended December 31,
	2015	2014	2013
Net cash provided by operating activities	$9,731	$8,952	$6,526
Net cash used in investing activities	$(5,547)	$(5,752)	$(8,469)
Net cash (used in) provided by financing activities	$(3,771)	$(3,274)	$2,491
Operating
Cash provided by operating activities has been and is expected to continue to be our primary recurring source of funds. Cash provided by operating activities increased during 2015 due primarily to improvement in our operating margin and the effective termination of foreign currency contracts that resulted in the receipt of $340 million in cash, offset by the timing of payment to vendors and cash received from customers. Cash provided by operating activities increased during 2014 due primarily to higher revenues, higher operating income, including the impact of the expiration of the ENBREL co-promotion term on October 31, 2013, and improvements in working capital.
Investing
Capital expenditures, which were associated primarily with manufacturing capacity expansions in Singapore, Puerto Rico and Ireland, as well as other site developments, totaled $594 million, $718 million and $693 million in 2015, 2014 and 2013, respectively. We currently estimate 2016 spending on capital projects and equipment to be approximately $700 million.
Cash used in investing activities during the years ended December 31, 2015, 2014 and 2013, also included the cost of acquiring certain businesses, net of cash acquired, which totaled $359 million, $165 million and $9.4 billion, respectively. In addition, during the year ended December 31, 2015 and 2014, $55 million and $285 million, respectively, was used to purchase intangible assets.
Net activity related to marketable securities and restricted investments used $4.4 billion in 2015 and 2014, and provided $1.7 billion in 2013.
Financing
Cash used in financing activities during 2015 was due primarily to the repayment of long-term debt of $2.4 billion, the payment of dividends of $2.4 billion, repurchases of our common stock of $1.9 billion, withholding taxes arising from shares withheld for share-based payments of $401 million and the settlement of obligations incurred in connection with the acquisitions of businesses of $253 million. These payments were offset partially by net proceeds from the issuance of long-term debt of $3.5 billion. Cash used in financing activities during 2014 was due primarily to the repayment of long-term debt of $5.6 billion, the payment of dividends of $1.9 billion, withholding taxes arising from shares withheld for share-based payments of $225 million and repurchases of our common stock of $138 million. These payments were offset partially by net proceeds from the issuance of long-term debt of $4.5 billion and net proceeds from the issuance of common stock in connection with the Company’s equity award programs of $186 million. Cash provided by financing activities during 2013 was due primarily to net proceeds from the issuance of long-term debt of $8.1 billion and net proceeds from the issuance of common stock in connection with the Company’s equity award programs of $296 million. These receipts were offset partially by the repayment of long-term debt of $3.4 billion, the payment of dividends of $1.4 billion, repurchases of our common stock of $832 million and withholding taxes arising from shares withheld for share-based payments of $139 million.
See Part IV—Note 14, Financing arrangements , and Note 15, Stockholders’ equity, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for further discussion.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that are material or reasonably likely to become material to our consolidated financial position or consolidated results of operations.
Contractual Obligations
Contractual obligations represent future cash commitments and liabilities under agreements with third parties, and exclude contingent liabilities for which we cannot reasonably predict future payment. Additionally, the expected timing of payment of the obligations presented below is estimated based on current information. Timing of payments and actual amounts paid may be different depending on the timing of receipt of goods or services or changes to agreed-upon terms or amounts for some obligations.
The following table represents our contractual obligations aggregated by type (in millions):

	Payments due by period as of December 31, 2015
		Year	Years	Years	Years
Contractual obligations	Total	1	2 and 3	4 and 5	6 and beyond
Long-term debt obligations (1) (2) (3) (4)	$49,786	$3,440	$8,604	$7,364	$30,378
Operating lease obligations	749	127	224	199	199
Purchase obligations (5)	2,817	1,045	745	391	636
UTBs (6)	—	—	—	—	—
Total contractual obligations	$53,352	$4,612	$9,573	$7,954	$31,213

(1)
Long-term debt obligations include future interest payments which are included in our financing arrangements at the fixed contractual coupon rates. To achieve a desired mix of fixed and floating interest rate debt, we enter into interest rate swap contracts that effectively convert a fixed rate interest coupon for certain of our debt issuances to a floating LIBOR-based coupon over the life of the respective note. We used an interest rate forward curve at December 31, 2015, in computing net amounts to be paid or received under our interest rate swap contracts which resulted in an aggregate net decrease in future interest payments of $83 million. See Part IV—Note 14, Financing arrangements, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for further discussion of our interest swap contracts.

(2)
Long-term debt obligations include future interest payments under our Term Loan at LIBOR-based variable rates of interest. We used an interest rate forward curve at December 31, 2015, in computing interest payments on this debt obligation. See Part IV—Note 14, Financing arrangements, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for further discussion of this debt obligation.

(3)
Long-term debt obligations include contractual interest payments and principal repayment of our foreign denominated debt obligations. In order to hedge our exposure to foreign currency exchange rate risk associated with certain of our pound sterling and euro denominated long-term debt, we entered into cross-currency swap contracts that effectively convert interest payments and principal repayment on this debt from euros/pounds sterling to U.S. dollars. For purposes of this table, we used the contracted exchange rates in the cross-currency swap contracts to compute the net amounts of future interest payments and principal repayments on this debt. See Part IV—Note 17, Derivative instruments, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for further discussion of our cross-currency swap contracts.

(4)
Interest payments and the repayment of principal on our 4.375% 2018 euro Notes were translated into U.S. dollars at the foreign currency exchange rate in effect at December 31, 2015. See Part IV—Note 14, Financing arrangements, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K for further discussion of our long-term debt obligations.

(5)
Purchase obligations relate primarily to: (i) R&D commitments (including those related to clinical trials) for new and existing products; (ii) capital expenditures; and (iii) open purchase orders for the acquisition of goods and services in the ordinary course of business. Our obligation to pay certain of these amounts may be reduced based on certain future events.

(6)
Liabilities for UTBs (net of foreign tax credits and federal tax benefit of state taxes) and related accrued interest and penalties totaling approximately $2.0 billion at December 31, 2015, are not included in the table above because, due to their nature, there is a high degree of uncertainty regarding the timing of future cash outflows and other events that extinguish these liabilities.

In addition to amounts in the table above, we are contractually obligated to pay additional amounts, which in the aggregate are significant, upon the achievement of various development, regulatory and commercial milestones for agreements we have entered into with third parties, including contingent consideration incurred in the acquisitions of Dezima Pharma B.V. (Dezima) and BioVex. These payments are contingent upon the occurrence of various future events, substantially all of which have a high degree of uncertainty of occurring. These contingent payments have not been included in the table above, and, except with respect to the fair value of the contingent consideration obligations, are not recorded on our Consolidated Balance Sheets. As of December 31, 2015, the maximum amount that may be payable in the future for agreements we have entered into with third parties is approximately $5.0 billion, including $1.6 billion of contingent consideration payments in connection with the acquisitions of Dezima and BioVex. See Part IV—Note 16, Fair value measurement to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K.
Summary of Critical Accounting Policies
The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the notes to the financial statements. Some of those judgments can be subjective and complex, and therefore, actual results could differ materially from those estimates under different assumptions or conditions.
Product sales and sales deductions
Revenues from sales of our products are recognized when the products are shipped and title and risk of loss have passed. Product sales are recorded net of accruals for estimated rebates, wholesaler chargebacks, cash discounts and other deductions (collectively, “sales deductions”) and returns, which are established at the time of sale.
We analyze the adequacy of our accruals for sales deductions quarterly. Amounts accrued for sales deductions are adjusted when trends or significant events indicate that adjustment is appropriate. Accruals are also adjusted to reflect actual results. Amounts recorded in Accrued liabilities in the Consolidated Balance Sheets for sales deductions were as follows (in millions):

	Rebates	Chargebacks	Other deductions	Total
Balance as of January 1, 2013	$847	$167	$115	$1,129
Amounts charged against product sales	1,784	3,008	669	5,461
Payments	(1,736)	(2,924)	(682)	(5,342)
Balance as of December 31, 2013	895	251	102	1,248
Amounts charged against product sales	2,499	3,399	688	6,586
Payments	(2,274)	(3,454)	(727)	(6,455)
Balance as of December 31, 2014	1,120	196	63	1,379
Amounts charged against product sales	2,734	4,275	732	7,741
Payments	(2,735)	(4,198)	(701)	(7,634)
Balance as of December 31, 2015	$1,119	$273	$94	$1,486
For the years ended December 31, 2015, 2014 and 2013, total sales deductions were 27%, 25% and 23% of gross product sales, respectively. Included in the amounts are immaterial adjustments related to prior-year sales due to changes in estimates. Such amounts represent less than 3% of the aggregate sales deductions charged against product sales in each of the three years ended December 31, 2015.
In the United States, we utilize wholesalers as the principal means of distributing our products to healthcare providers, such as physicians or their clinics, dialysis centers, hospitals and pharmacies. Products we sell in Europe are distributed principally to hospitals and/or wholesalers depending on the distribution practice in each country where the product is sold. We monitor the inventory levels of our products at our wholesalers by using data from our wholesalers and other third parties, and we believe wholesaler inventories have been maintained at appropriate levels (generally two to three weeks) given end-user demand. Accordingly, historical fluctuations in wholesaler inventory levels have not significantly impacted our method of estimating sales deductions and returns.
Accruals for sales deductions are based primarily on estimates of the amounts earned or to be claimed on the related sales. These estimates take into consideration current contractual and statutory requirements, specific known market events and trends, internal and external historical data and forecasted customer buying patterns. Sales deductions are substantially product-specific and, therefore, for any given year, can be impacted by the mix of products sold.
Rebates include primarily amounts paid to payers and providers in the United States, including those paid to state Medicaid programs, and are based on contractual arrangements or statutory requirements which vary by product, by payer and by individual payer plans. As we sell product, we estimate the amount of rebate we will pay based on the product sold, contractual terms, estimated patient population, historical experience and wholesaler inventory levels and accrue these rebates in the period the related sale is recorded. We then adjust the rebate accruals as more information becomes available and to reflect actual claims experience. Estimating such rebates is complicated, in part because of the time delay between the date of sale and the actual settlement of the liability. We believe the methodology we use to accrue for rebates is reasonable and appropriate given current facts and circumstances, but actual results may differ. For example, we had managed Medicaid rebate adjustments of $164 million in 2013. Changes in annual estimates related to prior annual periods were less than 3% of the estimated rebate amounts charged against product sales for the years ended December 31, 2015 and 2014, and less than 10% for the year ended December 31, 2013, including the aforementioned adjustment. A 10% change in our rebate estimate attributable to rebates recognized in 2015 would have had an impact of approximately $270 million, or approximately 1% of our 2015 product sales and a corresponding impact on our financial condition and liquidity.
Wholesaler chargebacks relate to our contractual agreements to sell products to healthcare providers in the United States at fixed prices that are lower than the prices we charge wholesalers. When healthcare providers purchase our products through wholesalers at these reduced prices, wholesalers charge us for the difference between their purchase price and the contractual price between Amgen and the healthcare providers. The provision for chargebacks is based on the expected sales by our wholesaler customers to healthcare providers. Accruals for wholesaler chargebacks are less difficult to estimate than rebates and closely approximate actual results since chargeback amounts are fixed at the date of purchase by the healthcare providers, and we generally settle the liability for these deductions within a few weeks.
Product returns
Returns are estimated through comparison of historical return data to their related sales on a production lot basis. Historical rates of return are determined for each product and are adjusted for known or expected changes in the marketplace specific to each product, when appropriate. In each of the past three years, sales return provisions have amounted to less than 1% of gross product sales. Changes in estimates for prior-year sales return provisions have historically been insignificant.
Income taxes
The Company provides for income taxes based on pretax income and applicable tax rates available in the various jurisdictions in which it operates.
We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements on a particular tax position are measured based on the largest benefit that is more likely than not to be realized. The amount of UTBs is adjusted as appropriate for changes in facts and circumstances, such as significant amendments to existing tax law, new regulations or interpretations by the taxing authorities, new information obtained during a tax examination, or resolution of an examination. We believe our estimates for uncertain tax positions are appropriate and sufficient for any assessments that may result from examinations of our tax returns. We recognize both accrued interest and penalties, where appropriate, related to UTBs in income tax expense.
Certain items are included in the Company’s tax return at different times than they are reflected in the financial statements and cause temporary differences between the tax bases of assets and liabilities and their reported amounts. Such temporary differences create deferred tax assets and liabilities. Deferred tax assets are generally items that can be used as a tax deduction or credit in the tax return in future years but for which the Company has already recorded the tax benefit in the financial statements. The Company establishes valuation allowances against its deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit. Deferred tax liabilities are either: (i) tax expenses recognized in the financial statements for which payment has been deferred; (ii) expenses for which the Company has already taken a deduction on the tax return, but has not yet recognized the expense in the financial statements; or (iii) liabilities for the difference between the book basis and tax basis of the intangible assets acquired in many business combinations, as future expenses associated with these assets most often will not be tax deductible.
The Company is a vertically integrated enterprise with operations in the United States and various foreign jurisdictions. The Company is subject to income tax in the foreign jurisdictions where it conducts activities based on the tax laws and principles of such jurisdictions and the functions, risks and activities performed therein. The Company’s pretax income is therefore attributed to domestic or foreign sources based on the operations performed in each location and the tax laws and principles of the respective taxing jurisdictions. For example, the Company conducts significant operations outside the United States in Puerto Rico pertaining to manufacturing, distribution and other related functions to meet its worldwide product demand. Income from the Company’s operations in Puerto Rico is subject to a tax incentive grant that expires in 2020.
Our effective tax rate reflects the impact of undistributed foreign earnings for which no U.S. income taxes or foreign withholding taxes have been provided because such earnings are intended to be invested indefinitely outside the United States. Substantially all of this benefit is attributable to the Company’s foreign income associated with the Company’s operations conducted in Puerto Rico.

If future events, including material changes in cash, working capital and long-term investment requirements necessitate that certain assets associated with these earnings be repatriated to the United States, under current tax laws an additional tax provision and related liability would be required at the applicable income tax rates which could have a material adverse effect on both our future effective tax rate and our financial results.
Our operations are subject to the tax laws, regulations and administrative practices of the United States, U.S. state jurisdictions and other countries in which we do business. Significant changes in these rules could have a material adverse effect on the Company’s results of operations. See Part I, Item 1A. Risk Factors in the 2015 Form 10-K—The adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability.
Contingencies
In the ordinary course of business, we are involved in various legal proceedings and other matters such as intellectual property disputes, contractual disputes, governmental investigations and class action suits which are complex in nature and have outcomes that are difficult to predict. (Certain of these proceedings are discussed in Part IV—Note 18, Contingencies and commitments, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K.) We record accruals for loss contingencies to the extent that we conclude that it is probable that a liability has been incurred and the amount of the related loss can be reasonably estimated. We consider all relevant factors when making assessments regarding these contingencies.
While it is not possible to accurately predict or determine the eventual outcomes of these items, an adverse determination in one or more of these items currently pending could have a material adverse effect on our consolidated results of operations, financial position or cash flows.
Valuation of assets and liabilities in connection with business combinations
We have acquired and continue to acquire intangible assets in connection with business combinations. These intangible assets consist primarily of technology associated with currently marketed human therapeutic products and IPR&D product candidates. Discounted cash flow models are typically used to determine the fair values of these intangible assets for purposes of allocating consideration paid to the net assets acquired in a business combination. These models require the use of significant estimates and assumptions, including, but not limited to:

•	determining the timing and expected costs to complete in-process projects taking into account the stage of completion at the acquisition date;

•	projecting the probability and timing of obtaining marketing approval from the FDA and other regulatory agencies for product candidates;

•	estimating the timing of and future net cash flows from product sales resulting from completed products and in-process projects; and

•	developing appropriate discount rates to calculate the present values of the cash flows.
Significant estimates and assumptions are also required to determine the acquisition date fair values of any contingent consideration obligations incurred in connection with business combinations. In addition, we must revalue these obligations each subsequent reporting period until the related contingencies are resolved and record changes in their fair values in earnings. The acquisition date fair values of various contingent consideration obligations incurred or assumed in the acquisitions of businesses (see Part IV—Note 3, Business combinations, and Note 16, Fair value measurement, to the Consolidated Financial Statements in the exhibits to this Current Report on Form 8-K) were determined using a combination of valuation techniques. Significant estimates and assumptions required for these valuations included, but were not limited to, the probability of achieving regulatory milestones, product sales projections under various scenarios and discount rates used to calculate the present value of the required payments. These estimates and assumptions are required to be updated in order to revalue these contingent consideration obligations each reporting period. Accordingly, subsequent changes in underlying facts and circumstances could result in changes in these estimates and assumptions, which could have a material impact on the estimated future fair values of these obligations.
We believe the fair values used to record intangible assets acquired and contingent consideration obligations incurred in connection with business combinations are based upon reasonable estimates and assumptions given the facts and circumstances as of the related valuation dates.
Impairment of long-lived assets
We review the carrying value of our property, plant and equipment and our finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such circumstances exist, an estimate of undiscounted future cash flows to be generated by the long-lived asset is compared to the carrying value to determine whether an impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value.
Indefinite-lived intangible assets, composed of IPR&D projects acquired in a business combination which have not reached technological feasibility or lack regulatory approval at the time of acquisition, are reviewed for impairment annually, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable and upon establishment of technological feasibility or regulatory approval. We determine impairment by comparing the fair value of the asset to its carrying value. If the asset’s carrying value exceeds its fair value, an impairment charge is recorded for the difference and its carrying value is reduced accordingly.
Estimating future cash flows of an IPR&D product candidate for purposes of an impairment analysis requires us to make significant estimates and assumptions regarding the amount and timing of costs to complete the project and the amount, timing and probability of achieving revenues from the completed product similar to how the acquisition date fair value of the project was determined, as described above. There are often major risks and uncertainties associated with IPR&D projects as we are required to obtain regulatory approvals in order to be able to market these products. Such approvals require completing clinical trials that demonstrate a product candidate is safe and effective. Consequently, the eventual realized value of the acquired IPR&D project may vary from its estimated fair value at the date of acquisition, and IPR&D impairment charges may occur in future periods which could have a material adverse effect on our results of operations.
We believe our estimations of future cash flows used for assessing impairment of long-lived assets are based on reasonable assumptions given the facts and circumstances as of the related dates of the assessments.